Federal Trust Corporation Announces 2007 Third Quarter Results

SANFORD, Fla., Oct. 30 /PRNewswire-FirstCall/ -- Federal Trust Corporation (Amex: FDT), announced today that the Company incurred losses for the quarter and nine months ending September 30, 2007, of $6.1 million and $9.5 million, respectively, compared to net earnings of $621,000 and $2.7 million for the third quarter and first nine months of 2006, respectively. On a per share basis, the third quarter and nine-month losses were $.65 and $1.01 per basic and fully diluted share, respectively, compared to earnings of $.07 and $.30 per basic and $.07 and $.29 per fully diluted share for the third quarter and nine months of 2006, respectively.

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President & Chief Executive Officer Dennis T. Ward explained that "the third quarter and nine month results were negatively impacted by the continuing deterioration in the residential real estate construction and development market in Florida. This deterioration led to an additional $5.1 million provision for loan losses in the current quarter, which brought our total loan loss provision for the first three quarters of 2007 to $10.4 million. Also during the quarter, we recognized $4.9 million in charge-offs. The charge-offs were caused by declining real estate values on impaired loans coupled with $2.4 million in loans serviced by Transland Financial Services, which were paid off but the proceeds were not remitted by Transland to Federal Trust.

At the end of September 2007, the total non-accrual loans increased to $37.0 million, up from $31.2 million at the end of June 2007. Foreclosed properties owned by Federal Trust also increased from $2.4 million at June 30, 2007 to $5.1 million at September 30, 2007.

CEO Ward commented that "we are diligently working with our borrowers and legal counsel to resolve our non-performing assets. The weak residential construction and development market and rising foreclosure rates have negatively affected our collateral values. Our collection efforts on these loans and our ability to sell foreclosed properties, has also been impacted. Other parts of our portfolio however, including our core single-family owner occupied residential loans and our non-construction related commercial loans continue to perform in a satisfactory manner."

"The losses driven by our problem assets are of great concern and we will continue to focus our efforts to resolve these problems as quickly as possible. Our collection and problem asset sale activities are hampered however, by the volume of residential foreclosures in Florida at the present time. As a result, we expect these problems will extend into 2008 and continue until the residential real estate market improves. We are also reviewing and closely monitoring our remaining residential construction and development loans to identify potential problems early. Finally, like other financial institutions, we have tightened our lending standards to reflect the current market conditions," noted CEO Ward.

Also included in the 2007 third quarter results was a $749,000 other-than-temporary impairment charge to adjust for the market value decline on a single investment security secured by second mortgage loans, which has experienced significant delinquencies and some portfolio losses. After the charge, our remaining principal balance on the investment is $903,155 and we expect to receive all of the remaining principal and interest due.

Finally, at September 30, 2007, Federal Trust recorded a charge of $2.6 million for the termination of the employment of the former Chief Executive Officer.

At September 30, 2007, Federal Trust's total assets were $726.9 million, down slightly from the $730.0 million at the end of the 2006 third quarter. As a result of the 2007 second and third quarter losses, the total stockholders' equity for Federal Trust decreased to $44.3 million compared to $54.0 million at September 30, 2006.

CEO Ward stated that "despite the significant credit issues, we are continuing our efforts to reduce the Bank's reliance on higher cost wholesale funding sources and to build a more diverse loan portfolio similar to a traditional commercial bank. Balance sheet management, including sales of lower yielding loans, will allow us to "right size" our balance sheet as part of our strategy to navigate through this difficult credit environment."

Additionally as planned, the Bank opened its Palm Coast branch in Flagler County during September and it is meeting early expectations. The Wekiva Springs branch in Seminole County is scheduled to open in early November and we are optimistic about its potential contribution to our long term plan. No additional branch offices are planned for the foreseeable future. "We have had many positive achievements during 2007 toward building a stronger, focused sales culture at Federal Trust and will continue our efforts to strengthen our balance sheet and improve earnings," concluded CEO Ward.

Federal Trust Corporation's common stock is traded on the American Stock Exchange under the symbol "FDT." At October 29, 2007, the closing price was $4.80 per share.

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $723 million federally-chartered, FDIC-insured savings bank and Federal Trust Mortgage Company, both of which are headquartered in Sanford, Florida. Federal Trust Bank operates from ten full-service offices in Seminole, Orange, Volusia, Lake and Flagler Counties, Florida. The Company's Executive and Administrative Offices are located in Sanford, Florida.

The following information is in thousands except per share data.

	At Quarter End
	Sept. 30,	Sept. 30,
	2007	2006

Total assets	$726,856	$729,952

Investment securities	56,541	68,314

Loans	603,194	611,701

Deposits	481,407	499,298

Federal Home Loan Bank advances	181,000	161,200

Shareholders' equity	44,286	53,997

Book value per share	$4.72	$5.79

Non-Performing Assets	42,132	10,102

Allowance for Loan Loss	10,506	4,754

Allowance for Loan Loss as a

Percent of total loans, net of LIP	1.72%	0.78%

	Three Months Ended
	Sept. 30,	Sept. 30,
	2007	2006

Interest income	$10,706	$10,956

Interest expense	7,955	7,336

Net interest income	2,751	3,620

Provision for loan losses	5,115	60

Non-interest income	341	569

Non-interest expenses	7,093	3,271

Other-than-temporary impairment

on securities available for sale	749	0

Provision for income taxes	(3,794)	237

Net (loss) earnings	(6,071)	621

(Loss) earnings per share-basic	$(.65)	$.07

(Loss) earnings per share - diluted	$(.65)	$.07

Average common shares

Outstanding - basic	9,367	9,329

Average common shares

Outstanding - diluted	9,367	9,449

Return on average assets	(3.36)%	0.34%

Return on average equity	(47.45)%	4.84%

Net interest margin	1.69%	2.15%

	Nine Months Ended
	Sept. 30,	Sept. 30,
	2007	2006

Interest income	$32,114	$32,717

Interest expense	23,065	20,705

Net interest income	9,049	12,012

Provision for loan losses	10,410	294

Non-interest income	1,254	1,771

Non-interest expenses	14,741	9,568

Other-than-temporary impairment

on securities available for sale	749	0

Provision for income taxes	(6,135)	1,252

Net (loss) earnings	(9,462)	2,669

(Loss) earnings per share-basic	$(1.01)	$.30

(Loss) earnings per share - diluted	$(1.01)	$.29

Average common shares

Outstanding - basic	9,357	8,869

Average common shares

Outstanding - diluted	9,357	9,070

Return on average assets	(1.32)%	0.48%

Return on average equity	(17.92)%	7.15%

Net interest margin	1.85%	2.35%

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "estimate," "anticipate," "believe," "target," "plan," "project," or "continue" or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management's plans and current analyses of Federal Trust Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Federal Trust Corporation's financial performance and could cause actual results for fiscal 2007 and beyond to differ materially from those expressed or implied in such forward-looking statements. Federal Trust Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at www.sec.gov. Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trusts website at http://www.federaltrust.com.

SOURCE Federal Trust Corporation

For more information, contact: Marcia Zdanys, Corporate Secretary/Investor Relations
(407) 323-1833

FEDERAL TRUST CORPORATION
312 West First Street, Sanford, Florida 32771